UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2015

LIQUIDITY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C.	20036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (202) 467-6868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 22, 2015, Liquidity Services, Inc., a Delaware corporation (the “Company”), entered into a definitive agreement to sell all of the assets of its Jacobs Trading, LLC subsidiary (the “Jacobs Trading Business”) to Tanager Acquisitions, LLC, a Minnesota-based reseller of closeout merchandise (the “Buyer”), on the terms described in the Company’s Current Annual Report on Form 8-K filed with the Securities Exchange Commission on September 25, 2015.  A copy of the Purchase and Sale Agreement between the Company’s subsidiary, Jacobs Trading, LLC, and the Buyer is attached as Exhibit 2.1

On September 30, 2015, the Company and Buyer completed the transaction.  In connection with the closing, the parties entered into an amendment to the original agreement reducing the aggregate transaction value from $17 million to $16.25 million.  A copy of the First Amendment to Purchase and Sale Agreement between the Company’s subsidiary, Jacobs Trading, LLC, and the Buyer is attached as Exhibit 2.2. As revised by the First Amendment, the agreed upon consideration to the Company for the Jacobs Trading Business at closing was $12.25 million, subject to customary post-closing adjustments, and payable in the form of a five-year note, plus the opportunity to receive up to an additional $2 million in cash based on achievement of earn-out targets in calendar year 2019, and up to an additional $2 million in cash based on achievement of earn-out targets in calendar year 2020.

Taking into account the adjustments to the purchase price at closing, the sale of the Jacobs Trading Business allows the Company to utilize approximately $128 million in tax losses resulting in an anticipated near term cash benefit of approximately $35 million from tax refunds and a tax loss carry forward of approximately $32 million generating another approximately $13 million of tax benefit against future earnings.  The transaction is expected to result in an approximately $29 million credit to income tax expense for fiscal year 2015. This divestment follows the termination of the legacy Jacobs Trading Wal-Mart contract which termination materially reduced the scope of the Jacobs Trading Business.

The Buyer is beneficially owned by Mr. Irwin Jacobs.  Since the Company’s original acquisition of the Jacobs Trading Business in 2011 from a company owned by Mr. Jacobs until December 2014, Mr. Jacobs served as an independent consultant advisor to the Company.  With the exception of Mr. Jacobs, there were no material relationships between the Company or its affiliates, on the one hand, and the Buyer, on the other hand.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

See Item 1.01 above, which is hereby incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Unaudited Pro Forma Condensed Consolidated Financial Information as required by Item 9.01 of Form 8-K is included as Exhibit 99.1 to this Current Report.  The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the disposition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company.

(d)  Exhibits.

2.1                               Purchase and Sale Agreement dated September 22, 2015 by and between Jacobs Trading, LLC and Tanager Acquisitions, LLC.

2.2                               First Amendment to Purchase and Sale Agreement dated September 30, 2015 by and between Jacobs Trading, LLC and Tanager Acquisitions, LLC.

99.1                        Unaudited Pro Forma Condensed Consolidated Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: October 6, 2015	By:	/s/ James E. Williams
	Name:	James E. Williams
	Title:	Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

2.1	Purchase and Sale Agreement dated September 22, 2015 by and between Jacobs Trading, LLC and Tanager Acquisitions, LLC.

2.2	First Amendment to Purchase and Sale Agreement dated September 30, 2015 by and between Jacobs Trading, LLC and Tanager Acquisitions, LLC.

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information.